Exhibit 3.3

GLOBAL MEDICAL REIT INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:               The title of the document being corrected is Articles of Amendment (the “Articles”).

SECOND:          The sole party to the Articles is Global Medical REIT Inc., a Maryland corporation (the “Corporation”).

THIRD:              The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on November 7, 2014.

FOURTH:          The second paragraph of Article SECOND of the Articles as previously filed with the SDAT is set forth below:

Section 6.7        Reverse Stock Split. On the Effective Date of these Articles of Amendment, this Corporation will effect a Reverse Stock Split pursuant to which every four hundred (400) issued and outstanding shares of the Corporation’s previously authorized common stock, par value $0.001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No cash will be paid or distributed as a resolute of aforementioned Reverse Stock Split of the Corporation’s Common Stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

FIFTH:              The second paragraph of Article SECOND of the Articles as corrected hereby is set forth below:

Section 6.7       Reverse Stock Split. On the Effective Date of these Articles of Amendment, this Corporation will effect a Reverse Stock Split pursuant to which every four hundred (400) issued and outstanding shares of the Corporation’s previously authorized common stock, par value $0.001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.4 (the “New Common Stock”). Immediately after the Effective Date of these Articles of Amendment, the par value of the outstanding New Common Stock is decreased from $0.4 per share to $0.001. Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No cash will be paid or distributed as a resolute of aforementioned Reverse Stock Split of the Corporation’s Common Stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

SIXTH:             Article THIRD of the Articles as previously filed with the SDAT is set forth below:

The foregoing amendment was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on May 27, 2014. The amendment was approved by the written consent of holders of a majority of our outstanding common stock, our only voting group, on August 29, 2014. The number of votes cast for the amendment was sufficient for approval by holders of common stock, our only voting group.

SEVENTH:       Article THIRD of the Articles as corrected hereby is set forth below:

The foregoing amendment was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on May 27, 2014.

EIGHTH:          The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Senior Vice President, SEC Reporting and Technical Accounting and attested to by its Chief Financial Officer on this 14th day of June, 2016.

ATTEST:	Global Medical REIT Inc.

/s/ Donald McClure	By:	/s/ Allen Webb	(SEAL)
Name: Donald McClure	Name: Allen Webb
Title: Chief Financial Officer	Title: Senior Vice President, SEC Reporting and Technical Accounting